Exhibit 3.19

CERTIFICATE OF FORMATION

OF

SHEA CAPITAL II, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is SHEA CAPITAL II, LLC.

2. The address of the registered office and the name and the address of registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act and National Registered Agents, Inc., 160 Greentree Drive, Ste. 101, Dover, Delaware 19904.

Executed on October 18, 2005

Vicki R. Stump, Authorized Person